CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust and to the use of our report dated July 30, 2021 on the financial statements and financial highlights of Leader Short Term High Yield Bond Fund and Leader Total Return Fund, each a series of shares of beneficial interest in Leader Funds Trust. Such financial statements and financial highlights appear in the May 31, 2021 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

September 23, 2021